Exhibit 10.1

AMENDMENT NUMBER ONE TO THE
LOWE’S COMPANIES
 CASH DEFERRAL PLAN

THIS AMENDMENT NUMBER ONE to the Lowe’s Companies Cash Deferral Plan, as adopted effective for the fiscal year that began January 31, 2004 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”) effective as of the dates specified herein.

W I T N E S S E T H:

WHEREAS, the Company wishes to amend the Plan to (i) change the Plan Year to a calendar year and (ii) bring the plan in compliance with the requirements of Internal Revenue Code Section 409A as created by the American Jobs Creation Act of 2004;

NOW THEREFORE, the Plan is hereby amended as follows:

1.           The definition of “Plan Year” in Section 2 shall be deleted in its entirety and replaced with the following effective as of February 1, 2008:

Effective February 1, 2008, the calendar year.  The period February 1, 2008 through December 31, 2008 shall be a short Plan Year.  Prior to February 1, 2008, the Plan Year was the 52/53-week period ending on the Friday closest to January 31 of each year (and coinciding with the fiscal year of the Company).

2.           Section 5(c)(2) and Section 5(c)(4) of the Plan shall be deleted in their entirety and replaced with the following effective as of February 1, 2008:

(2)           Elections for Subsequent Plan Years.  Effective for Plan Years beginning on and after February 1, 2008, Deferral Elections must be made no later than the December 31 immediately preceding the beginning of the Plan Year in which the Base Pay or the Management Bonus would be earned (e.g., for any Management Bonus to be paid March 2009, the Deferral Election must be made no later than December 31, 2007).

(4)           Other Rules.  Any revocation of the most recent Deferral Election shall be made in a form prescribed by the Committee not later than the deadline that would have applied to the Deferral Election (e.g., the revocation of a Deferral Election for Base Bay must be made no later than December 31 preceding the Plan Year in which the Base Pay would be earned).  A Deferral Election shall not carry forward to future Plan Years; a new Deferral Election form must be completed for each Plan Year.

3.           Effective as of January 1, 2005, the last sentence of Section 8 shall be deleted in its entirety and replaced with the following:

The payment date for a given sub-account, once elected, may not be changed thereafter, provided however, that a Participant, at the time the Deferral Election is first made, may elect that if he or she separates from service before the set payment date for the sub-account, all amounts in the sub-account shall be accelerated to a lump sum payment at the time of separation from service except to the extent payment must be delayed for six months following separation from service as provided in Section 9(a).

4.           Effective as of January 1, 2005, the first sentence of Section 9(a) shall be amended to read as follows:

Except to the extent otherwise provided in the last paragraph of this Section 9(a), within 90 days following a Participant’s “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), the Participant shall receive (or begin to receive) payment of the balance of his Account (including any deemed appreciation and depreciation through the date of distribution).

5.           Effective as of January 1, 2005, a new paragraph shall be added to the end of Section 9(a) to read as follows:

Notwithstanding the foregoing, in no event will distribution be made to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Participant’s separation from service.

6.           Effective as of February 2, 2007, Section 9(b) and Section 9(c) shall be deleted in their entirety and replaced with the following:

(b)  Changing the Form of Distribution.  Prior to December 31, 2007, the Company may grant to Participants a one-time opportunity to change the form of payment of the Participant’s Account.  Any such election shall be made in a manner and pursuant to rules and procedures established by the Committee and shall be effective immediately; provided that, in no event shall any such election made during calendar year 2007 change a payment that was scheduled to be made during calendar year 2007 or require a payment to be made in calendar year 2007 that was scheduled to be made at a later date.  From and after January 1, 2008, a Participant will not be permitted to amend the Participant’s election as to the form of payment of his Account hereunder.

(c)  Payment to Beneficiary.  In the event a Participant dies before his Account has been fully paid to him, his remaining Account will be paid to his Beneficiary in a single lump sum between 30 and 120 days following the Participant’s death.

7.           Effective as of February 2, 2007, Section 15 of the Plan shall be deleted in its entirety and replaced with the following:

Section 15.  Future of the Plan.

The Company reserves the right to amend or terminate the Plan (in whole or in part) at any time, by action of the Company’s Board of Directors.  Notwithstanding the foregoing, the Committee may amend the Plan without approval of the Board provided that the Committee determines in good faith that such amendment (i) will not result in a significant cost increase to the Company; (ii) will not result in the issuance of Lowe’s Companies common stock; and (iii) is not limited in impact to only officers of the Company.

Any termination of the Plan includes the right to pay to Participants upon Plan termination the full value of their Accounts in a lump sum, regardless of the prior elections made by the Participants.  If this Plan is terminated, the Committee shall determine how and when amounts credited to affected Participant’s Accounts under the Plan will be distributed which distribution shall be made only in compliance with Code Section 409A and the regulations promulgated thereunder.  The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a “change in control” (as defined in Treasury Regulation Section 1.409A-3(g)(5)), as is permissible under Code Section 409A and the regulations promulgated thereunder.

No amendment, modification, or termination of the Plan shall reduce the value of benefits credited under the Plan prior to such amendment, modification or termination.

In WITNESS WHEREOF, this Amendment Number One has been executed on the date shown below, effective as of the dates specified herein.

LOWE’S COMPANIES, INC.

By:     /s/ Maureen Ausura
Title:  SVP  HR

Date:  11/25/07